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                                                                 Exhibit 10.13

                            SELVAC ACQUISITION CORP.

                               LICENSING AGREEMENT



                  This LICENSING AGREEMENT effective as of the 13th day of March, 1997 between SELVAC ACQUISITION CORP., a Delaware corporation and successor by way of merger with Classy Lady by Mehl of Puerto Rico, Inc. ("Sublicensor") and MEHL GROUP MARKETING, INC. a Puerto Rico corporation ("Sublicensee").

                  WHEREAS, on October 22, 1991, inventor Nardo Zaias ("Zaias") was issued United States Patent No. 5,509,192 (the "Zaias Patent");

                  WHEREAS, Zaias granted to Sublicensor by that certain Amended Exclusive License Agreement for Patented Laser Hair Removal Invention dated as of the 5th day of December, 1995 (the "Patent Licensing Agreement"), certain rights with respect to the Zaias Patent;

                  WHEREAS, Sublicensor and Sublicensee desire to enter into a sublicense of certain intellectual property rights as set forth more fully herein;

                  NOW, THEREFORE, in consideration of the mutual premises and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                  1. DEFINITIONS.

                  a. The term "Know-how" shall be used herein to mean those trade secrets, inventions, designs, data, drawings, operating techniques, models, manufacturing, engineering and other drawings, technical information, research records and other information owned by Sublicensor in the field of laser hair removal.

                  b. The term "Patent" shall be used herein to mean the Zaias Patent and patent applications pertaining to the Zaias Patent, together with all reissues, reexaminations, renewals, divisions, continuations and continuations-in-part thereof, any patents which may be granted based upon any of the foregoing, and any foreign counterpart patents and patent applications to any of the foregoing.

                  c. The term "Improvement Patents" shall be used herein to mean those patents and patent applications, together with all reissues, re-examinations, renewals, divisions, continuations and continuations-in-part thereof and any patents which may be granted based upon any of the foregoing, and any foreign counterpart patents and patent applications to any of the foregoing, relating to inventions conceived by Zaias in the field of laser hair removal subsequent to the effective date of Patent Licensing Agreement and exclusively licensed to Sublicensor.
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                  d. The term "Territories" shall mean the United States of
America, or with respect to the Improvement Patents, the territories in which patents have been granted or applications are pending therefor.

                  2. GRANT OF SUBLICENSE.

                  a. Know-how. Sublicensor hereby grants to Sublicense a non-transferable sublicense to use the Know-how which is necessary for the research and development, manufacturing, marketing and sale of laser hair removal products and services in the Territories.

                  b. Patent. Sublicensor hereby grants to Sublicensee a non-transferable sublicense to engage in research and development, manufacture, market and sell in the Territories products and services covered by the Patent.

                  c. Improvement Patents. Sublicensor also agrees to grant to Sublicensee a sublicense to any Improvement Patents and any associated Know-how relating thereto, subject to terms that are generally comparable to, and are no less favorable than, the terms and conditions of this Agreement.

                  d. Additional Sublicense. Sublicensor has entered into a Licensing Agreement dated as of December 19, 1995 with Sharplan 2000, Inc. ("Sharplan") pertaining to the sublicense of the Know-how, Zaias Patent and Improvement Patents to Sharplan (the "Additional Sublicense"). Except as set forth in this Agreement and in the Additional Sublicense, Sublicensor agrees that it will not sublicense any rights to, in or under the Know-how, Zaias Patent or Improvement Patents in the Territories to any other party; provided, however, that if the Additional Sublicense is terminated, the foregoing restriction shall, upon such termination, be null and void and of no further force and effect.

                  e. Cross License. Sublicensee agrees that if any technology is developed as a result of this Licensing Agreement, including any patents (collectively "Developments"), Sublicensee shall assign to Sublicensor all of its right, title and interest in and to the Developments and Sublicensor shall grant to Sublicensee a non-exclusive, non-transferable license to use the Developments for the manufacturing, marketing and sale of laser hair removal products and services on the same royalty terms set forth in this Agreement.

                  f. Extension. Sublicensee shall have the right to extend this sublicense to any contractor for purposes of research and development. Any such extension shall be in writing, and the party to whom the sublicense is extended shall be bound by all liabilities and obligations to which the Sublicensee is bound under this Agreement.


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                  g. Territories. The sublicense granted herein pertains to the market of the Territories only and specifically excludes any right to distribute or sell products in any other country.

                  3. ROYALTY.

                  Sublicensor and Sublicensee will use their good faith efforts to negotiate a mutually agreeable royalty for the rights granted by Sublicensor in Section 2 hereof. In the event that Sublicensor and Sublicensee are unable to agree upon such rate on or before December 31, 1997, Sublicensee shall pay to Sublicensor a quarterly royalty payment equal to [1%] of the gross revenues received by Licensee attributable to the sale or distribution of goods, products and services covered by the rights licensed hereunder.

                  4. TERMINATION OF SUBLICENSE.

                  a. Term. The sublicense granted by section 2 hereof shall extend for the period during which the Patent or Improvement Patents are in force. The expiration of the term shall not limit or otherwise affect the Sublicensee's right to continue to use Know-how made available hereunder.

                  5. CONFIDENTIALITY.

                  a. In the course of the performance of this Agreement, the parties each hereby recognize that each may obtain access to confidential technical, business, and operational information owned by and/or controlled by the other parties (the "Confidential Information"), and that such Confidential Information has been acquired and maintained at great effort and expense and is not generally known, and that each party considers its own Confidential Information to constitute valuable assets thereof.

                  b. Subject to section 5(c), all information transmitted pursuant to this Agreement shall be considered as being designated as Confidential Information.

                  c. Confidential Information will not include information which: (i) is at the time of disclosure or later becomes generally available to the public through no fault of the receiving or disclosing party or any employee, independent contractor, consultant or agent thereof, and under circumstances involving no breach of any agreement between Sublicensor and Sublicensee; (ii) was already known both to Sublicensor and Sublicensee; or
(iii) is lawfully and in good faith made available or known to the receiving party by a third party, not connected with the disclosing party and without an obligation of confidence to the disclosing party, directly or indirectly.

                  d. Each party hereby agrees that it will maintain the confidential nature of the disclosed or received Confidential Information. In furtherance of such



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obligation, each party hereby agrees to instruct its employees, independent contractors, consultants and agents receiving or holding any Confidential Information regarding these confidentiality obligations, and ensure that the foregoing adhere to the same.

                  e. Each party hereby covenants that it shall not disclose any Confidential Information to any third party; provided, however, that disclosure may be made to a third party pursuant to a non-disclosure agreement with such third party adequate to protect the confidential nature of such Confidential Information in a manner at least consistent with the provisions of this section 5, but only if such disclosure to said third party is necessary for the parties to conduct their respective businesses.

                  6. TITLE, FEES AND INFRINGEMENT.

                  a. Title. Sublicensor represents and warrants that Sublicensor is the sole owner of the exclusive rights in the Patent and the Know-how, and that Sublicensor has the rights and authority to enter into this Agreement and grant licenses of the scope set forth herein.

                  b. Noninfringement. Sublicensor represents and warrants that to the best of its knowledge, the use of the rights licensed herein does not interfere with, infringe or otherwise come into conflict with any other patent or patent application.

                  c. Fees. Sublicensor shall be solely responsible for applying all patent renewal fees and related expenses for securing continued protection under the Patent in the United States.

                  d. Infringement Actions. If Sublicensee learns that a third party is infringing the Patent, Sublicensee shall give prompt written notice to Sublicensor of the infringement. Sublicensor shall use its best efforts to protect the Patent from infringements in the United States including by taking legal action. The foregoing notwithstanding, if Sublicense so elects, then Sublicensee shall have the right at its own expense to undertake such legal or other action or settlement negotiations, provided that Sublicensee should be reimbursed for its legal expenses if its election to pursue legal or other action was a result of Sublicensor's failure to commence or use its best efforts to advance the success of such legal or other action against the infringer. If Sublicensee undertakes any such action, then Sublicensor agrees to provide all reasonably necessary cooperation, including appearing as a party at its own expense. Sublicensee shall be entitled to all amounts received, including without limitation reasonable attorney's fees, which relate to damages suffered by Sublicensee or other amounts related thereto.



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                  7. INDEMNIFICATION.

                  Sublicensor agrees to indemnify and hold harmless Sublicensee from and against any liability, cost or expenses (including without limitation reasonable attorney's fees) arising out of a breach of Sublicensor's representations and warranties under sections 6(a) or 6(b) hereof.

                  8. NO ASSIGNMENTS OR SUBLICENSE.

                  The rights and obligations of any party under this Agreement may not be assigned or sublicensed, except as provided herein, without the prior written consent of the other party hereto.

                  9. MISCELLANEOUS.

                  a. Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the transactions contemplated herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto.

                  b. Binding Agreement. This Agreement and all covenants, promises and agreements herein shall be binding upon all parties hereto upon the effective date hereof, and shall be binding upon and inure to the benefit of each party and its respective permitted successors and assigns.

                  c. Further Assurances. During the effectiveness of this Agreement, each of the parties agrees that, upon the reasonable request of any other party hereto, it will take such actions and execute and deliver such additional documents and instruments as may be necessary or appropriate to carry out the intent of this Agreement and to more fully vest in each party the rights granted herein.

                  d. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and both of which together will constitute one and the same Agreement.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement by their respective duly authorized representatives as of the date and year set forth above.



                                    SELVAC ACQUISITION CORP.


                                    By: _________________________________
                                        Name: Thomas L. Mehl, Sr.
                                        Title: President



                                    MEHL GROUP MARKETING, INC.


                                    By: __________________________________
                                        Name: Todd Waters
                                        Title: Vice President



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